Exhibit 10.11(c)

AWARD AGREEMENT OF PERFORMANCE-BASED
RESTRICTED STOCK UNITS
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN

This Award Agreement of Performance-Based Restricted Stock Units (“Award Agreement”) is dated as of May 1, 2018, by and between Atmos Energy Corporation, a Texas and Virginia corporation (the "Company"), and you ("Grantee"), pursuant to the Company's 1998 Long-Term Incentive Plan (the "Plan"). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plan.

1.    Grant and Description of Units.

Pursuant to authorization by the Human Resources Committee of the Board (the “Committee”), which has been designated by the Board to administer the Plan, the Company hereby grants to the Grantee performance-based restricted stock units (“Units”) under the Plan, for no consideration from the Grantee, with the restrictions set forth below. Each such Unit shall be a notional share of common stock of the Company (“Common Stock”), with the value of each Unit being equal to the Fair Market Value of a share of Common Stock at any time. No physical certificates representing the number of Units awarded shall be issued to the Grantee, but an account shall be established and maintained for the Grantee, in which each grant of Units to the Grantee shall be recorded, with the final number of Units as determined in accordance with Section 3 or Section 5 below. Until the final number of Units is determined, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Units, except for the crediting of dividend equivalents as provided for in Section 6 below.

2.     Restrictions on Alienation of Units.

Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Units are removed and the Units are delivered to the Grantee in the form of shares of Common Stock in the manner described below in Section 8.

3.    Number of Units Awarded.

Except as provided in Section 5(a) below, the number of Units ultimately to be awarded to the Grantee upon vesting is contingent upon the cumulative amount of earnings per share achieved by the Company for the three year measurement cycle, Fiscal Years 2018 through 2020 (October 1, 2017 through September 30, 2020). The percentage of Units earned for each level of the cumulative amount of earnings per share is illustrated in the performance schedule below. In addition, should the performance levels achieved be between the stated criteria below, straight-line interpolation shall be used. For example, should the cumulative amount of earnings per share for the three-year period be $_______, the percentage of Units earned would be _____% of the number of Units originally granted.

Performance-Based Restricted Stock Units Performance Schedule for Grant of Performance Period FY 2018-2020
Performance Level	Cumulative 3-Yr. EPS	Restricted Stock Units Earned
Below Threshold	Less than $_____	0%
Threshold	$_____	50%
Target	$_____	100%
Maximum	$_____	200%

4.	Forfeiture of Units.

All Units granted shall be forfeited if, prior to the removal of restrictions on the Units awarded hereunder as provided below in Section 8, the Grantee has a voluntary or involuntary Termination of Service for any reason other than as described below in Section 5. Each Grantee, by his or her acceptance of the Units, agrees to execute any documents requested by the Company in connection with such forfeiture. Such provisions with respect to forfeited Units shall be specifically performable by the Company in a court of equity or law. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Units shall cease and terminate, without any further obligation on the part of the Company.

5.	Removal of Restrictions.

(a) Death, Disability, Certain Involuntary Terminations and Terminations following a Change in Control.

At the time and on the date of the Grantee's death, Termination of Service due to Total and Permanent Disability, involuntary Termination of Service due to a general reduction in force or specific elimination of the Grantee's job, or Termination of Service for any reason following a Change in Control, while employed by the Company or a Subsidiary, all restrictions placed on each Unit awarded shall be removed, and the measurement cycle for purposes of Section 6 and Section 8 below shall be deemed to have ended. The prorated number of Units awarded shall be determined by multiplying the percentage of Units awarded at the “Target” performance level discussed above in Section 3, by the ratio of actual months of service to 36 months of the original measurement cycle, with the resulting product being increased, if appropriate, as provided below in Section 6. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to such prorated number of Units.

(b) Retirement.

At the time and on the date of the Grantee's Retirement on or after attaining the age of 55 and completing at least three (3) consecutive years of service with the Company at the time of such Retirement, the restrictions placed on the Units under Section 2 above shall not be removed and the percentage of Units earned shall not be determined until the end of the measurement cycle. The number of Units awarded shall be determined by multiplying the ratio of actual months of service to 36 months of the original measurement cycle by the percentage of Units earned, based on the actual performance achieved over the original measurement cycle, as discussed above in Section 3, with the resulting product being increased, if appropriate, as provided below in Section 6. The Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to such prorated number of Units.

6.	Credit of Dividend Equivalents.

Immediately prior to distribution of Units as described above in Section 5 or below in Section 8, the Grantee’s account shall be credited with a number of Units which are based on the amount of dividends that are declared and paid on shares of Common Stock during each fiscal quarter of the measurement cycle, determined in accordance with Section 3 or Section 5 above (“dividend equivalents”). The number of Units upon which dividend equivalents shall be credited for the benefit of the Grantee is the total number of Units finally determined to have been earned by the Grantee at the end of the measurement cycle in accordance with Section 3 or Section 5 above, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to the number of Units attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the average of the high and low prices of the Common Stock on the last trading day of the month during each quarter that such dividends are paid during the appropriate measurement cycle.

7. Adjustment Upon Changes in Stock.

If there shall be any change in the number of shares of Common Stock outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Units with respect to which restrictions have not lapsed shall be made by the Committee. Depending upon the change in corporate structure, the Committee shall issue additional Units or substitute Units to the Grantee for his or her account, which shall have the same restrictions, terms and conditions as the original Units. Any such adjustment shall be in accordance with the applicable provisions of Section 14 and/or Section 15 of the Plan.

8. Distribution of Common Stock or Cash.

The Grantee shall receive a distribution of whole shares of Common Stock equal in number to the number of Units finally determined to be earned as set forth in Section 3 or Section 5(a) above, as the case may be, increased, if appropriate, as provided in Section 6 above (subject to the withholding requirements set forth in Section 9 below), provided the Grantee has been an employee of the Company or a Subsidiary with continuous service during the entire term of the measurement cycle, except in the event of the Grantee’s Termination of Service or Retirement as discussed above in Section 5. Distribution of shares of Common Stock shall occur as soon as administratively possible, as determined solely by the Company, following the last trading day of the quarter in which the measurement cycle ends as provided for in either Section 3 or Section 5(a) above, as the case may be (such day being referred to as the “Distribution Date”), but in no event later than 90 days following the Distribution Date. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares of Common Stock on account of any Termination of Service as provided for in Section 5 above, other than death, a distribution of the number of such shares, determined after application of the withholding requirements set forth in Section 9 below, plus any dividends payable with respect to such number of shares, on behalf of the Grantee, if the Grantee is a "specified employee" as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A, to the extent otherwise required under Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company shall cause the Common Stock then being distributed to be registered in the Grantee’s name, but shall not issue certificates for the Common Stock unless the Grantee requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Company. The Company shall deliver certificates to the Grantee as soon as administratively practicable following the Company’s receipt of a written request from the Grantee for delivery of the certificates. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations. Notwithstanding any provisions of this Award Agreement to the contrary, in lieu of a distribution of shares of Common Stock, the Company shall have the option to settle the payment of some or all of the Units in an economically equivalent amount of cash.

9.     Withholding Requirements.

Upon the removal or lapse of the restrictions on the Units, the number of shares of Common Stock to be distributed by the Company to the Grantee, which are equal to the number of Units finally determined to be earned by the Grantee as set forth in Sections 3 or Section 5(a) and Section 6 above, or an economically equivalent amount of cash, as discussed in Section 8 above, shall be subject to applicable withholding requirements for income and employment taxes arising from the removal or lapse of the restrictions on the Units. However, if the Grantee is a "specified employee" as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A who is subject to the six (6) months delay provided for in Section 8 above, the Company shall, on the date of the Grantee’s Termination of Service, based on the value of a share of Common Stock on such date, withhold the number of shares attributable to any employment taxes and shall, on the date which occurs six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee), based on the value of a share of Common Stock on such date, withhold the number of shares attributable to income taxes. Dividends for such delay period will also be payable to the Grantee on such date based on the final net number of shares.

10.     Modification.

This Award Agreement may be changed or modified without the Grantee's consent or signature, if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder, or otherwise to comply with any law.

Grantee acknowledges that as of the grant date, this Award Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of the Units granted under the Plan and supersede all prior oral and written agreements on this subject. By Grantee’s electronic acceptance and the signature of the Company’s representative below, Grantee and the Company agree that the Units are granted under and governed by this Award Agreement and the Plan. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety.

ATMOS ENERGY CORPORATION

By: /s/ MICHAEL E. HAEFNER
Michael E. Haefner
President and
Chief Executive Officer